                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-45788

                   PROSPECTUS SUPPLEMENT DATED AUGUST 22, 2001
                                       to
                        Prospectus Dated October 5, 2000

                                  18,340 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

         This Prospectus Supplement supplements the Prospectus dated October 5, 2000 (the "Prospectus Supplement") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 18,340 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of IPMobile, Inc. ("IPMobilel"), by and through a merger of IPMobile with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

         The table of Selling Shareholders (the "Selling Shareholders") is hereby amended to include a footnote to further identify a distributee of a selling shareholder not specifically identified in the Prospectus as Selling Shareholders (the "Footnote"). The shareholder identified in the Footnote below may receive shares of Common Stock through partnership distributions. The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholder identified in the table below, including those listed in the Footnote, as a Selling Shareholder:


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
                                                                                                    Number of
                                                                                                     Shares
                                                           Number of Shares    Percent of        Registered for
                                                           Beneficially        Outstanding            Sale
Name of Selling Shareholder                                Owned                 Shares             Hereby(1)
---------------------------                                -----                 ------             ---------

Sevin Rosen Fund VI L.P.(2)                                1,384,218                *                1,384,218


---------------
* less than one percent


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         (1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

         (2) Subsequent to the date of this Prospectus Supplement, 18,340 of the shares held by Sevin Rosen Fund VI L.P. may be distributed to Rolf Stadheim.